Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), dated as of October 31, 2007 (“Effective Date”), is entered into by John R. Kline (“Employee”) and National Education Loan Network, Inc. or its designated affiliated company (“Company”).
WHEREAS, the Company desires to employ Employee in the capacity and on the terms and conditions set forth herein, and Employee is willing to be so employed.
THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, Employee and the Company agree as follows:
1. TERM.
1.1. The “Initial Term” of this Agreement shall be a four (4) year period which shall commence on the Effective Date and shall terminate on the fourth anniversary thereof. Following the Initial Term this Agreement may be extended for additional periods and on such terms as determined by mutual agreement of the parties (each, a “Renewal Term”).
2. DUTIES AND RESPONSIBILITIES.
2.1. Employee shall be employed as the chief executive in charge a division and/or a subsidiary of the Company which provides products and services related to online recruiting, enrollment and education (the “Online Business”). In this capacity, he shall be responsible for such duties and responsibilities as the Company may assign to him from time to time.
2.2. Employee shall participate as a member of the advisory board or committee of the Company’s enrollment lead generation businesses, CUnet and Peterson’s, and will be a member of the Company’s Strategic Coordination and Communications Team.
2.3. During the Initial Term and any Renewal Term, Employee shall devote his full time and efforts to the Company, consistent with Company policies and procedures.
2.4. Employee and Company shall enter into one or more separate agreements providing for partial ownership by Employee and the employees working for him (the “Online Team”), in subsidiaries or affiliates of Company utilized in the pursuit of opportunities by the Online Business. Under the terms of such agreements, the Online Team shall be entitled to purchase up to twenty percent (20%) of the Company’s ownership of such ventures, subject to a maximum of ten percent (10%) of the total equity in such ventures. For clarity, if the Company owns thirty percent (30%) of the venture, the Online Team may purchase up to six percent (6%) of the total [.20 x .30 = .06], but if the Company owns sixty percent of the venture, the Online Team may purchase only ten percent (10%) of the total, not twenty percent (20%) of the Company’s ownership, which would exceed ten percent (10%) of the total.
3. COMPENSATION AND BENEFITS.
3.1. Base Salary. Employee shall receive an annual base salary of three hundred sixty four thousand dollars ($364,000) (“Salary”), less all required withholding, payable in accordance with the Company’s normal payroll procedures as the same may change from time to time. The Salary shall be reviewed by the Company from time to time and adjusted as determined by the Company in its discretion.

3.2. Incentive Opportunity.
(a) Employee Incentive Opportunity. Subject to Employee’s satisfaction of the terms of this Agreement, and his continued employment by the Company, Employee shall receive an annual incentive bonus in the amounts set forth in the table below for each year of this Agreement (“Incentive Opportunity”). The Incentive Opportunity for each year will be paid on or before March 15 of the following year.

Year	Incentive
2007	$43,750
2008	$266,254 + $175,000 = $441,254
2009	$279,566
2010	$293,545
2011	$308,220
(b) Team Incentive Opportunity. In addition to the amounts to be paid to Employee in Section 3.2(a), the Online Team shall have an opportunity, based upon the level of their performance as determined by the Company, to earn an annual incentive equal to ten percent (10%) of the net income before taxes of the Online Business, to be divided among the Online Team, at Employee’s discretion. At Employee’s election, this incentive may be paid to the Online Team in either cash or in shares of Class A Common Stock of Nelnet, Inc. (“Stock”), or in a combination of cash and Stock, and will be paid, if at all, on or before March 15 of the following year. All amounts elected to be paid in Stock will be increased by 25% (the “Kicker”). For clarity, if the incentive opportunity is $100,000 and Employee elects to have $60,000 paid in Stock and $40,000 in cash, the amount of Stock paid will be $75,000 (125% of $60,000) and the amount of cash will be $40,000. The portion of the original incentive amount paid in Stock will be paid in shares of Stock vesting immediately, but restricted from sale for one year following the payment date, and the Kicker will be paid in shares of Stock vesting over three years, one-third on each anniversary date of the original award.
The Company will also consider additional incentive opportunities for the Online Team in connection with such group’s potential future involvement in the Company’s lead generation businesses including CUnet and Peterson’s.
3.3. Benefits. Employee shall be eligible to participate in such benefit programs as the Company makes available for its employees.
3.4. Restricted Stock Grant. Employee shall receive a grant of 3,750 restricted shares of Class A Common Stock of Nelnet, Inc., vesting over a ten year period and subject to the terms of a separate Restricted Stock Agreement to be executed by Employee and Nelnet, Inc.
4. TERMINATION.
4.1. For Cause. The Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, “Cause” is defined as:
(a)	the willful engaging by the Employee in conduct that is materially injurious to or contrary to the best interests of the Company, monetarily or otherwise;

(b)
the willful failure by the Employee to perform such duties as may be delegated or assigned by, or to follow the directive or instructions of the Company, or of the management of the Company in accordance with the terms of this Agreement and consistent with Employee’s role;

(c)	material violation of any Company policy; or

(d)	the Employee’s conviction of, or plea of no contest to, a felony or any crime involving moral turpitude.
4.2. Good Reason. The Employee may terminate this Agreement at any time with Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Employee’s written consent, of any one of the following:
(a)	Breach by the Company of its obligations under Section 3 of this Agreement;

(b)	A material reduction in Salary, Incentive Opportunity or benefits enjoyed by the Employee;

(c)	A material reduction in the Employee’s authority, duty or responsibilities, other than for Cause.
4.3 Without Cause. The Company may terminate this Agreement without Cause upon thirty (30) days written notice to Employee.
4.4. Voluntary Resignation. Employee may terminate this Agreement without Good Reason upon thirty (30) days written notice to the Company.
4.5 Severance.
(a)
If the Employee’s employment with Company is terminated under Sections 4.2 or 4.3 above prior to November 1, 2010, the Company shall pay the Employee severance in an amount which is the greater of (i) two times Employee’s Salary; or (ii) $650,000, retention of which shall be subject to the Employee’s agreement to and compliance with the provisions of Section 5 below for a period of one year following the date of Employee’s termination.

(b)
If the Employee’s employment with Company is terminated under Sections 4.2 or 4.3 above on or after November 1, 2010 and before the end of the Initial Term or any Renewal Term of this Agreement, the Company shall pay the Employee severance in an amount which is the greater of (i) Employee’s Salary; or (ii) $350,000, retention of which shall be subject to the Employee’s agreement to and compliance with the provisions of Section 5 below for a period of one year following the date of Employee’s termination.

(c)
Any severance amount to be paid hereunder shall be paid in accordance with other provisions of the Company’s severance policy, provided, however, all severance amounts shall be paid on or before the date which is two and one-half months after the end of the tax year in which the termination of employment occurs.

(d)	Other than wages due under applicable state law, no other amounts shall be payable to Employee upon termination of his employment.

5. RESTRICTIVE COVENANTS AND TRADE SECRETS.
5.1 Restrictive Covenant. In consideration of this Agreement, Employee agrees that in order to protect the Company’s trade secrets and other intellectual property, during and for a period of twelve (12) months following the termination for any reason of his employment or any consulting relationship with the Company (as applicable, the “Restricted Period”), he will not engage, either directly or indirectly, (i) in selling products and services substantially similar to those sold by those portions of the business of the Company and the Company’s related or affiliated entities in which or with which Employee was directly involved during his employment to, or soliciting with respect to the sale of any such products and services, any Person with whom he had contact while selling or attempting to sell services on behalf of the Company or its affiliates, or (ii) in owning, managing, operating, joining, controlling, being employed or retained as a consultant or independent contractor on behalf of, or participating in any manner in the ownership, management, operation or control of or to be connected in any manner with any Person, firm, corporation, company (other than the Company or its affiliates), partnership, joint venture or the like which in any way, directly or indirectly, is engaged in any activity which is directly or indirectly competitive with the products and services substantially similar to those offered by those portions of the business of the Company or its affiliates in which or with which Employee was directly involved during his employment in any geographic area in which the Company competes. The Restricted Period shall be extended to add (a) any period of time in which Employee is or was engaged in activities constituting a breach of this Section 5.1 and (b) any period of time required to litigate activities of Employee constituting a breach of this Section 5.1. The parties understand and agree that a breach hereof will cause irreparable injury to the Company or its affiliates, that monetary damage would not provide an adequate remedy for such breach and therefore the Company may elect to have this Section 5.1 specifically enforced by any court having equity jurisdiction. In the event Employee fails, in any manner, to observe the requirements of this Section 5.1, the Company shall be entitled to enforce such provisions against Employee, through any remedies provided by Law, including but not limited to injunctive relief and pursue such other remedies for relief which may be available pursuant to Law or this Agreement. During the Restricted Period, Employee may not without the prior written consent of the Company or applicable affiliate directly or indirectly solicit for hire or hire any employee of Company or its affiliates, unless such employee has not been employed by the Company or any of its affiliates for more than two (2) years from the date of such hire. Employee acknowledges and agrees that the foregoing restrictions are reasonable and enforceable against him.
5.2 Trade Secrets. Employee understands and agrees that all names or identities of customers, sales materials, pricing information, software programs, customer agreements, marketing plans and other information furnished or made available to Employee or to which Employee has access are confidential trade secrets (to the extent that such information would constitute trade secrets under applicable Law) of the Company or its affiliates. Employee shall not, during or after the term of this Agreement, disclose or use such information in any manner or for any reason or purpose whatsoever, other than the purpose of promoting the Company’s or its affiliates’ business. After the term of this Agreement, information which is generally known by the public as a result other than disclosure by Employee, or which Employee possessed prior to employment, shall not be subject to this paragraph 5.2.
6. MISCELLANEOUS.
6.1 Governing Law. This Agreement shall be governed, interpreted and construed under the laws of the State of Nebraska without regard to its conflict of law principles.
6.2 Assignment. The rights and obligations of the parties hereto under this Agreement may not be assigned in whole or in part without the prior written consent of the other party hereto provided, however, that the Company may assign this Agreement in whole or in part to any of its affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and permitted assigns.

6.3 Modifications. This Agreement may be modified or otherwise amended only if such modification or amendment is in writing and signed by both parties.
6.4 Notices. All notices and other communications under this Agreement shall be deemed to have been duly given if delivered or mailed by regular United States mail, sufficient postage pre-paid, addressed as follows:
If to the Company:
c/o Nelnet, Inc.
Attention: Todd M. Eicher, Executive Director
121 S. 13th Street, Ste. 201
Lincoln, Nebraska 68508
Telephone: 402/458 2740
Facsimile: 402/458-2294
and if to Employee:
John R. Kline
4197 East Meadowview Drive
Gilbert, AZ 85298
Telephone:
Facsimile:
or to any such address as either party may direct in writing delivered to the other party as set forth herein.
6.5 Counterparts. This Agreement may be executed in counterparts which shall constitute one instrument when taken together.
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HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT AS OF THE EFFECTIVE DATE.

National Education Loan Network, Inc., Employer

/s/ John R. Kline, 10/31/07 John R. Kline, Employee	By:	/s/ Todd M. Eicher Title: Executive Director